Exhibit 99.1

RESTAURANT   SUPPORT   CENTER

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. NAMES GREGGORY KALVIN AS CONTROLLER

GLENDALE, Calif., August 13, 2007 —  IHOP Corp. (NYSE: IHP), one of America’s favorite restaurants for breakfast, lunch and dinner, today announced the appointment of Greggory Kalvin to the position of Vice President, Controller, effective immediately.  In this position, Mr. Kalvin will provide leadership for IHOP’s accounting, tax and financial reporting groups and will be responsible for the Company’s accounting management and regulatory reporting and compliance process, including direction of its general accounting practices, financial controls, and analysis and reporting functions.

Mr. Kalvin most recently served as the Chief Accounting Officer for j2 Global Communications, Inc., a publicly traded leading provider of outsourced value added messaging and communication services to individuals and business around the world.  In this role, he was responsible for all aspects of financial accounting and reporting.  During his 10-year tenure at j2 Global, Mr. Kalvin participated in the company’s initial public offering in 1999 and was previously involved in other areas of financial responsibility including financial planning and analysis, strategic tax planning, treasury, and risk management.  Previously, Mr. Kalvin was a managing audit director with Prudential Healthcare where he was responsible for the company’s audit functions for the Western U.S.  Prior to that, he held various accounting related positions, including senior audit manager for KPMG LLP.  Mr. Kalvin, a certified public accountant, received a Bachelor of Science in Business Administration with an emphasis in Accounting from San Diego State University.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, salads, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California-based IHOP Corp.  As of June 30, 2007, the end of IHOP’s second quarter, there were 1,319 IHOP restaurants in 49 states, Canada, Mexico and the U.S. Virgin Islands.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the timing and certainty of closing the transaction, strategic and financial benefits of the transaction, expectations regarding accretion, integration and cost savings, and other

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of IHOP’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; uncertainty as to whether the transaction will be completed; the failure to obtain the approval of Applebee’s stockholders; the inability to obtain, or meet conditions imposed for, applicable regulatory requirements relating to the transaction; the failure of either party to meet the closing conditions set forth in the definitive agreement; IHOP’s failure to obtain financing for the transaction on satisfactory terms or at all; risks associated with successfully integrating IHOP and Applebee’s; risks associated with executing IHOP’s strategic plan for Applebee’s; risks associated with IHOP’s incurrence of significant indebtedness to finance the acquisition; the failure to realize the synergies and other perceived advantages resulting from the transaction; costs and potential litigation associated with the transaction; the ability to retain key personnel both before and after the transaction; conditions beyond IHOP’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting IHOP’s customers or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; IHOP’s and Applebee’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s and Applebee’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of IHOP’s and Applebee’s Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.